Exhibit 10.1

May 18, 2020

Sylmar Biomedical Park LLC
c/o Sylmar Biomedical Park, LLC

25134 Rye Canyon Loop #300

Valencia, California 91355
Attention Darcey Oldhafer, Manager

Re:

Standard Multi-Tenant Office Lease - Net dated April 15, 2014 (the "Original Building 3 Lease") by and between Sylmar Biomedical Park, LLC, a Delaware limited liability company, as successor-in-interest to Mann Biomedical Park, LLC, a Delaware limited liability company, as lessor ("Landlord"), and Second Sight Medical Products, Inc., a California corporation, as lessee ("Tenant"), as amended by that certain First Amendment to Standard Multi-Tenant Office Lease – Net dated September 4, 2018 (collectively with the Original Building 3 Lease, the "Building 3 Lease"), for certain premises (the "Original Premises") located at 12744 San Fernando Road, Suite 400 and Room B, Sylmar, CA  91342, and Short Form Lease (NNN) dated February 24, 2015 (the "Storage Lease") by and between Landlord, as landlord, and Tenant, as tenant, for certain premises (the "Storage Premises") located at "Building 3, Unit 800" located on the south side of that certain industrial building whose address is 12744 San Fernando Road, Sylmar, California  91342 (the Building 3 Lease and the Storage Lease being collectively, the "Lease"); the Original Premises, together with the Storage Premises, are collectively referred to herein as the "Premises".

Dear Landlord:

Tenant and Landlord, sometimes hereinafter referred to collectively as the  “Parties” or individually as a “Party,” have held discussions regarding early termination of the Lease and have agreed as follows:

Early Termination.  Subject to the terms and conditions of this Letter Agreement, the expiration date of the Lease is hereby accelerated to occur on the date (the “Accelerated Expiration Date”) that is the earlier of (a) June 18, 2020, or (b) the date that Tenant vacates and surrenders the Premises to Landlord in accordance with paragraph 3 below, such that the terms of the Lease (i.e., both leases referenced above) shall expire on the Accelerated Expiration Date with the same force and effect as if the terms were, by the provisions of the Lease, fixed to expire on the Accelerated Expiration Date.  Without limiting the foregoing, as a condition to the occurrence of the Accelerated Expiration Date (for Landlord's benefit), Tenant hereby agrees to comply with the following:

1.

Concurrently with Tenant's execution of this Letter Agreement, Tenant hereby brings the Lease current by paying Landlord rent due of $210,730.98, which amount includes all accrued and owing common area charges (the “Owed Rent”).

2.

Concurrently with Tenant's execution of this Letter Agreement, Tenant shall remit to Landlord $150,000.00 (the “Early Termination Amount”).  Tenant agrees that the Early Termination Amount is not in the nature of a penalty and is a reasonable estimate of the damages which Landlord shall sustain as a result of the acceleration of the expiration date of the Lease pursuant to this Letter Agreement.  Further, Tenant agrees that the Early Termination Amount is reasonable and adequate consideration for the acceleration of the expiration date of the Lease pursuant to this Letter Agreement.

3.

Tenant shall utilize reasonable commercial efforts to vacate the Premises by May 31, 2020 but in any event no later than June 18, 2020.  Tenant agrees to vacate and surrender the Premises to Landlord in accordance with the terms and conditions of the Lease, including without limitation, Section 7.4 of the Original Building 3 Lease and Section 7.3 of the Storage Lease.  Without limiting any of Landlord's rights and remedies set forth in the Lease, as amended by this Letter Agreement, or at law or in equity, if Tenant holds over in any portion of the Premises after the Accelerated Expiration Date or otherwise fails to vacate and surrender the Premises to Landlord on or before the Accelerated Expiration Date in accordance with the Lease, as amended by this Letter Agreement, the provisions of Section 26 of the Original Building 3 Lease and Section 13.27 of the Storage Lease shall apply.

4.	Landlord acknowledges that the Owed Rent and the Early Termination Amount constitute all amounts owing to Landlord under the Lease as of the date of this Letter Agreement.
5.

Tenant shall comply with all obligations under the Lease, as amended by this Letter Agreement, through and including the Accelerated Expiration Date; provided, however, that so long as Tenant complies with the foregoing and the Accelerated Expiration Date occurs on or before June 18, 2020, Tenant shall not be obligated to pay base rent or common area charges for any portion of June 2020.

Mutual Release.  As of the Accelerated Expiration Date, Landlord on the one hand, and Tenant, on the other hand, themselves and for their past, present and future members, managers, shareholders, directors, officers, employees, representatives, heirs, successors, predecessors, affiliates and assigns (collectively, the “Releasing Parties”), do hereby release and forever discharge the other parties and the other parties’ respective members, managers, shareholders, directors, officers, employees, representatives, heirs, successors, predecessors, affiliates and assigns (collectively, the “Released Parties”) from any and all causes of action, actions,  judgments, liens, indebtedness, damages, costs, expenses, losses, claims, complaints, charges, liabilities, and demands or obligations of whatsoever kind or character, whether known or unknown, disclosed or undisclosed, anticipated or unanticipated, whether based upon any statute, law or regulation, or based in tort, contract or any other theory of legal or equitable recovery (collectively, "Claims"), which any Releasing Party may have against any of the Released Parties at any time.

Waiver of California Civil Code Section 1542.  The Parties acknowledge that they are aware that they may hereafter discover facts in addition to or different from those now known or believed to be true but it is their intention to, and as of the Accelerated Expiration Date, hereby do, fully, finally and forever settle and release any and all Claims related to the Lease, without regard to the subsequent discovery or existence of such different or additional facts.  As of the Accelerated Expiration Date, the Parties waive any and all rights and benefits afforded by California Civil Code section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Parties understand and acknowledge the significance of this waiver of California Civil Code section 1542 and/or of any other applicable law relating to limitations on releases. The Parties have been advised by their attorneys regarding the meaning of California Civil Code Section 1542 and of the implications of waiving its benefits.  The waiver of California Civil Code Section 1542 is an essential term of this Letter Agreement.

This Letter Agreement and all Claims arising hereunder or relating hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any conflict of law principles that would result in the application of the laws of any other jurisdiction.

Notwithstanding anything in this Letter Agreement to the contrary, Landlord's release shall not apply to (a) Tenant's default under this Letter Agreement or any breach of Tenant's representations and warranties under this Letter Agreement, (b) any Claims related to Tenant's obligations with respect to Hazardous Substances under the Lease, or (c) any Claims for which Tenant maintained insurance (or was obligated to maintain insurance under the Lease) based on events occurring prior to the Accelerated Expiration Date.

Entire Agreement; Severability

This Letter Agreement represents the entire agreement among the Parties with respect to the subject matter hereof and supersedes and renders null and void any and all prior agreements or contracts, whether oral or written, that exist or existed among the Parties with respect to the subject matter hereof.  All remedies under this Letter Agreement are cumulative and are not exclusive of any other remedies.

Whenever possible, each provision of this Letter Agreement shall be interpreted in such manner as to be effective and valid under applicable law.  If any term or other provision of this Letter Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, such term or provision shall be ineffective only to the extent of such invalidity, illegality or prohibition and all other terms and provisions of this Letter Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Letter Agreement so as to affect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

Counterparts; Effectiveness

This Letter Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  The exchange of copies of this Letter Agreement and of executed signature pages by facsimile transmission or by electronic mail in “portable document format” (“.pdf”) or by a combination of such means, will constitute effective execution and delivery of this Letter Agreement as to the Parties and may be used in lieu of an original Letter Agreement for all purposes.  Signatures of the parties transmitted by facsimile or by .pdf shall be deemed to be their original signatures for all purposes.

Attorneys’ Fees and Costs.  If any legal action, litigation, arbitration, mediation, or other proceeding arises under this Letter Agreement or by reason of any asserted breach of it, the prevailing party in any action or proceeding to enforce or interpret any provision of this Letter Agreement shall be entitled to recover all costs, fees, and litigation expenses, including reasonable attorneys’ fees, copying costs, and travel expenses, incurred in enforcing or attempting to enforce this Letter Agreement, including costs and fees incurred prior to the commencement of legal action.

No Prior Transfers.  The Parties expressly warrant to each other that they have not previously assigned or transferred any of their respective rights to any claims of any nature related to the matters being resolved herein and that they are lawfully entitled to make this settlement and receive the satisfaction described herein.  Further, Tenant represents and warrants to Landlord that, as of the date of this Letter Agreement:  (a) Tenant is the owner of all of the Tenant’s interest in the Lease; (b) Tenant is not a party to any disposition, assignment, sublease, or conveyance of the Lease or Tenant’s interest therein; and (c) to Tenant’s knowledge no other person or entity has an interest in the Lease, collateral or otherwise.

Tenant's Representations.  Tenant represents and warrants to Landlord that, as of the date of this Letter Agreement:  (a) Tenant is financially solvent and is not insolvent (as that term is defined under Section 101(32) of the United States Bankruptcy Code) and is not rendered insolvent by Tenant's entry into and performance under this Letter Agreement; (b) Tenant believes that the economic and other terms of this Letter Agreement are fair and reasonable under the circumstances; and (c) Tenant's entry into this Letter Agreement and performance hereunder represents a contemporaneous exchange of new value between Tenant and Landlord, such that the value received by Tenant under this Letter Agreement is reasonably equivalent to the value received by Landlord hereunder.  Notwithstanding anything in this Letter Agreement to the contrary, the terms and conditions of this Letter Agreement (including, without limitation, Landlord’s release) shall be effective so long as no action, litigation, or other proceeding (collectively, "Action") is filed or brought against Landlord seeking the avoidance or return under preferential transfer, fraudulent transfer, avoidable transfer, or any other ground of any payments or transfers made to Landlord under or in connection with this Letter Agreement or obligations incurred by Tenant under this Letter Agreement, including, but not limited to, the termination of the Lease or any portion thereof, or the payment of the Early Termination Amount.  In the event any party (including, but not limited to, a trustee or creditor of Tenant) commences an Action and obtains a money judgment against Landlord in an amount greater than $25,000 which remains unvacated, unbonded or unstayed for a period of forty-five (45) days, (i) Landlord may treat the Lease as though there were an uncured breach by Tenant as of the Accelerated Expiration Date, and Landlord reserves all Claims resulting from such uncured breach (including, without limitation, all rent due for the remainder of the term of the Lease without regard to the Accelerated Expiration Date), and (ii) Landlord's release shall become null and void and Landlord shall be entitled to assert against Tenant all of Landlord’s rights and remedies as set forth in the Lease or at law or in equity, and in such event it is expressly understood and agreed by the parties hereto that this Letter Agreement shall not be construed as a substitution of an agreement for an obligation, nor as a novation or the substitution of a contract for an obligation, but instead as a mere mechanism employed by the parties hereto to permit a procedure whereby Landlord and Tenant are afforded the benefits set forth herein.  The provisions of this paragraph shall survive the Accelerated Expiration Date or any other termination of the Lease.

Please acknowledge your agreement with the foregoing by signing and returning a signed copy of this Letter Agreement to Tenant.

Sincerely,

SECOND SIGHT MEDICAL PRODUCTS, INC.,AGREED AND ACCEPTED:

a California corporation	SYLMAR BIOMEDICAL PARK, LLC, a Delaware limited liability company

By:  /s/ Matthew J. PffefferBy: SoCal Biomedical Parks, LLC
Matthew J. PfefferIts Sole Member

Acting Chief Executive Officer

By: /s/Darcey Oldhafer

Name:  Darcey Oldhafer

Title:  Manager